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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Questar Corporation

(Name of Registrant as Specified In Its Charter)

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QUESTAR CORPORATION

180 East 100 South

P. O. Box 45433

Salt Lake City, Utah 84145-0433

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 20, 2008

The Annual Meeting of Shareholders of Questar Corporation, a Utah corporation (Questar or the “Company”), will be held at the Westin Tabor Center Hotel, 1672 Lawrence Street, Denver, Colorado, on Tuesday, May 20, 2008, at 8:00 a.m. local time. The purpose of the meeting is to:

1.	Elect three directors to serve three-year terms and one director to serve a one-year term;

2.	Ratify the selection of Ernst & Young LLP as the Company’s auditor;

3.	Vote on a shareholder proposal regarding declassifying the Board of Directors; and

4.	Act on any other matters that may properly come before the meeting.

Only holders of common stock at the close of business on March 24, 2008, the record date of the Annual Meeting, may vote at the Annual Meeting or any adjournment of it. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting. This proxy statement is being provided to shareholders on or about April 9, 2008.

By Order of the
Board of Directors

Abigail L. Jones
Corporate Secretary
Salt Lake City, Utah
April 9, 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help reduce the cost of postage and proxy tabulations.

QUESTAR CORPORATION PROXY STATEMENT

The Board of Directors of Questar Corporation is soliciting proxies from its shareholders to be used at the Annual Meeting on Tuesday, May 20, 2008. This proxy statement contains information related to the Annual Meeting. At the Annual Meeting, holders of common stock will elect three directors of the Company for three-year terms that expire in May 2011 and one director for a one-year term that expires in May 2009. Shareholders will also vote on whether to ratify Ernst & Young LLP as the Company’s auditor and on a shareholder proposal requesting that the Company declassify its Board of Directors. Information concerning the Annual Meeting, and solicitation of proxies for it, is presented in a question-and-answer format.

Q: What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year instead of a full set of proxy materials?

A: In accordance with rules recently adopted by the Securities and Exchange Commission (SEC), we may now furnish proxy materials, including this proxy statement and our 2007 Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our shareholders. Based on these changes, most of our shareholders have already received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing our proxy materials on a Web site referred to in the Notice or for requesting to receive printed copies of the proxy materials by mail.

If you would like to receive a paper copy of the proxy materials for our 2008 Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice. The delivery options that we have chosen this year will provide our shareholders with the proxy materials, while lowering the cost of the delivery and reducing the environmental impact of printing.

Q: What am I voting on?

A: You can cast your votes to elect four nominees for director positions. The nominees for new three-year terms are three incumbent directors: Phillips S. Baker, Jr., L. Richard Flury, and Bruce A. Williamson. The nominee for a one-year term is incumbent director James A. Harmon. You are also being asked to ratify Ernst & Young LLP as the Company’s auditor and to vote on a shareholder proposal requesting that the Company declassify its Board of Directors.

Q: Who can vote?

A: Shareholders who owned shares as of the close of business on March 24, 2008, may vote at the Annual Meeting. Each holder is entitled to one vote for each share held on such date.

Q: If I am a shareholder of record, how do I vote?

A. You may vote via the Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice.

You may vote via the telephone. You may submit your vote by proxy over the telephone by following the instructions provided with the proxy materials.

You may vote by mail. If you received a printed set of the proxy materials, you may submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Q: If my shares are held by a broker, bank or other nominee, how do I vote?

A: If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions provided by that broker, bank or nominee regarding how to vote or how to revoke your voting instructions.

Q: How will my shares held in street name be voted if I do not provide voting instructions?

A: New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions.

Pursuant to NYSE rules, if you are the street-name holder and you do not provide instructions to your broker on Items No. 1 (Election of Directors) or 2 (Ratification of Auditors) below, your broker can vote your shares at its discretion on these matters. If you are a street-name holder and do not provide instructions to your broker on Item No. 3 (Shareholder Proposal), your broker may not vote your shares on this matter.

1        QUESTAR 2008 PROXY STATEMENT

Q: Who is soliciting my proxy?

A: Questar’s Board of Directors.

Q: Who is paying for the solicitation?

A: The Company is paying for the solicitation of proxies and will reimburse banks, brokers, and other custodians for reasonable charges to forward materials to beneficial holders.

Q: What constitutes a quorum?

A: On March 24, 2008, the Company had 173,185,539 shares of common stock issued and outstanding. A majority of the shares, or 86,592,770 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted for determining whether a quorum is present.

Q: What vote is required to approve each proposal?

A: Election of Directors: Election of the director nominees named in Item No. 1 requires the affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named in Item No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Shareholders may not cumulate votes in the election of directors.

A: Ratification of the Company’s Auditor: Ratification of the selection of Ernst & Young LLP as our independent accountants for fiscal year 2008, as specified in Item No. 2, requires that more shares are voted in favor of the proposal than against the proposal. If this selection is not ratified by our shareholders, the Finance & Audit committee may reconsider its recommendation. Abstentions and broker non-votes, if any, will not be considered votes cast and will have no effect on the outcome of this proposal.

A: Shareholder Proposal Relating to the Declassification of the Board of Directors: Approval of the shareholder proposal on Board declassification, as specified in Item No. 3, requires that more shares are voted in favor of the proposal than against the proposal. Abstentions and broker non-votes, if any, will not be considered votes cast and will have no effect on the outcome of this proposal.

Q: Who may attend the Annual Meeting?

A: Any shareholder of record as of March 24, 2008, may attend. If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date.

Q: How will my vote be handled on other matters?

A: Questar’s Bylaws limit the matters presented at an Annual Meeting to those in the notice, those properly presented by the Board of Directors, and those presented by shareholders so long as the shareholder gives the corporate secretary written notice of the matter at least 90 days but not more than 120 days prior to the anniversary date of the prior year’s Annual Meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion. (See “Other Matters” below for a detailed discussion of the Company’s Bylaw requirements.)

Q: How do I revoke a proxy?

A: You may revoke your proxy by submitting a new proxy with a later date, including a proxy given via the Internet or telephone, or by notifying the corporate secretary before the meeting by mail at the address shown on the Notice of Annual Meeting. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

Q: When are shareholder proposals due for the next Annual Meeting?

A: To be considered for presentation at the Company’s 2009 Annual Meeting and included in the proxy statement pursuant to Rule 14a-8 (17 CFR 240.14a-8), a shareholder proposal must be received at the Company’s office no later than December 11, 2008.

QUESTAR 2008 PROXY STATEMENT        2

ITEM NO. 1 – ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation provide for a Board of 13 directors, divided into three classes approximately equal in number, elected to serve three-year terms.

The terms of four directors, Phillips S. Baker, Jr., L. Richard Flury, James A. Harmon and Bruce A. Williamson, expire at this Annual Meeting. Messrs. Baker, Flury and Williamson have been nominated for three-year terms. Mr. Harmon, who has reached retirement age, has been nominated for a one-year term. The Board decided to waive the retirement policy to allow Mr. Harmon to serve for one year due to his continuing active involvement in business, financial and community affairs and his many contributions to the Board of Directors. This nomination will move Mr. Harmon into the group of directors with terms expiring in 2009, making the classes of directors more equal in size, consistent with the Company’s Bylaws. Unless you give other instructions for your shares, the proxies will be voted for the nominees.

All of the nominees have advised the Company that they are willing to serve as directors. However, in the event that any nominee is unwilling or unable to serve as a director, those named in the proxy may vote, at their discretion, for any other person.

Biographical information concerning the nominees, and the current directors of the Company whose terms will continue after the Annual Meeting, appears below. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the proxy statement.

NOMINEES (TERMS EXPIRING IN 2011)

Mr. Phillips S. Baker, Jr., age 48, is the president, chief executive officer and a director of Hecla Mining Company. Mr. Baker served as chief financial officer of Hecla from May 2001 to June 2003, and as chief operating officer from November 2001 to May 2003, before being named as chief executive officer in May 2003.
He was appointed to serve as a director of Questar effective February 10, 2004.

Mr. L. Richard Flury, age 60, retired as chief executive, Gas and Power for BP plc on December 31, 2001. He had served in that position from January 1999 to his retirement. Prior to working for BP plc and BP Amoco plc, Mr. Flury held a number of key management positions with Amoco Corp., including chief executive for worldwide exploration and production. He was first elected to Questar’s Board in May 2002. Mr. Flury also serves as a director of Chicago Bridge and Iron Company, N.V., and Callon Petroleum Company.

Mr. Bruce A. Williamson, age 48, is the chairman, chief executive officer and president of Dynegy Inc. Mr. Williamson was named Dynegy’s president and chief executive officer, elected to that company’s board of directors in October 2002 and elected chairman by the board of directors in May 2004. Mr. Williamson joined Questar's board of directors in 2006.

NOMINEE (TERM EXPIRING IN 2009)

Mr. James A. Harmon, age 72, was reap- pointed to serve as a Questar director in June of 2001 after serving as chairman and president of the Export-Import Bank of the United States. He previously served as a director of the Company from 1976 to 1997. He currently is chairman of a financial advisory firm, Harmon & Co. LLC, and is also chairman of the Caravel
Fund (International) Ltd., an emerging-markets fund. Mr. Harmon is also the chairman of the World Resources Institute, a global policy and research institution and a senior advisor to the Rothschild Group. He is a member of the Board of Directors of the School of International and Public Affairs at Columbia University, Africare and the Center for Global Development.

CONTINUING DIRECTORS (PRESENT TERM EXPIRES IN 2009)

Mr. Keith O. Rattie, age 54, serves as the Company’s chairman, president and chief executive officer. He was named president effective February 1, 2001, chief executive officer May 1, 2002, and chairman May 20, 2003. He also serves as a director of Zions First National Bank. He is the past chairman of the Board of the Interstate Natural Gas Association of America.

Mr. M. W. Scoggins, age 60, has served as president of the Colorado School of Mines since June 2006. He retired as executive vice president of ExxonMobil Production Company in April 2004. He held that position from December 1999 until his retirement. He was first appointed to the Questar Board in
February 2005. He also serves as a director of Trico Marine Services, Inc. and Venoco, Inc., and is a member of the National Advisory Council of the United States Department of Energy’s National Renewable Energy Laboratory.

3        QUESTAR 2008 PROXY STATEMENT

Mr. Harris H. Simmons, 53, is chairman, president and chief executive officer of Zions Bancorporation and chairman of the Board of Zions First National Bank. Mr. Simmons has served as a director of the Company since 1992. He also serves as a director of O. C. Tanner Company and National Life Holding Company.

CONTINUING DIRECTORS (PRESENT TERM EXPIRES IN 2010)

Ms. Teresa Beck, age 53, has served as a director of the Company since 1999. She was president of American Stores from 1998 to 1999, and was American Stores’ chief financial officer from 1993 to 1998. She is a director of Lexmark International, Inc. and Amylin Pharmaceuticals, Inc. and a trustee of Intermountain Healthcare, the Nature
Conservancy and the Nature Conservancy of Utah. She serves on the University of Utah National Advisory Council and the advisory board for the David Eccles School of Business at the University of Utah.

Mr. R. D. Cash, age 65, served as the Company’s chief executive officer from May 1984 to May 2002 and as the Company’s chairman of the board from May 1985 to May 2003. Mr. Cash has been a director of the Company since 1977 and also serves as a director of Zions Bancorporation, National Fuel Gas Company, Associated Electric and Gas
Insurance Services Limited, and Texas Tech Foundation, Inc.

Mr. Robert E. McKee, III, age 61, was appointed to serve as a director of the Company effective April 1, 2003. He served as a senior oil advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to assist with the rebuilding of its oil industry from September 1, 2003, to March 18, 2004.
He retired on March 31, 2003, after 37 years with ConocoPhillips and Conoco, Inc., including 10 years as executive vice president, Exploration and Production (1992-2002). He is a director of Parker Drilling Company and the Post Oak Bank, and a member of the President’s Council for the Colorado School of Mines. He is currently serving as chairman of Enventure Global Technology (an expandable tubular technology company).

Mr. Gary G. Michael, age 67, has been a director of the Company since 1994. He served as chairman and chief executive officer of Albertsons, Inc. from February 1991 to April 2001. He served as interim president of the University of Idaho from June 2003 until August 2004. He is a director of Office Max, Inc., Idacorp Inc. and The Clorox Company.

Mr. Charles B. Stanley, age 49, serves as executive vice president and chief operating officer of the Company. He has served as a director of the Company since November 1, 2002. Mr. Stanley has responsibility for the Company’s Market Resources business segment, and is the president and chief executive officer of each entity within that group, i.e.,
Questar Market Resources, Inc., Wexpro Company (exploration and production, cost-of-service properties), Questar Exploration and Production Company (oil and gas exploration and production), Questar Gas Management Company (gas gathering and processing) and Questar Energy Trading Company (wholesale marketing and gas storage). He is a director of Hecla Mining Company; current president and director of the Independent Petroleum Association of Mountain States (IP-AMS); and a board member of the American Exploration and Production Council (AXPC). He is a trustee of the American Geologic Institute Foundation and board member of the Utah Wildlife and Conservation Foundation.

QUESTAR 2008 PROXY STATEMENT        4

GOVERNANCE INFORMATION

BOARD COMMITTEES

The Board has standing audit (Finance and Audit), nominating (Governance/Nominating), and compensation (Management Performance) committees that are each comprised solely of independent directors. Each committee has a charter. The charters, along with the Company’s Business Ethics Policy and Corporate Governance Guidelines, are available on the Company’s Web site (www.questar.com) and in print at the request of any shareholder. The following section contains information about Board Committees.

The table below sets forth members and chairs of the committees.

Name of Director	Finance/Audit	Management Performance	Governance/ Nominating	Executive

P. S. Baker Jr.	X		X

T. Beck	X1		X	X

R. D. Cash

L. Richard Flury		X1	X	X

J. A. Harmon	X	X	X1	X

R. E. McKee III	X	X	X

G. G. Michael		X		X1

K. O. Rattie				X

M. W. Scoggins	X	X

H. H. Simmons	X		X	X

C. B. Stanley

B. A. Williamson	X		X

Meetings held in 2007	8	6	3	0

1Chair

THE FINANCE AND AUDIT COMMITTEE

The Finance and Audit Committee reviews auditing, accounting, financial reporting, and internal control functions; appoints the Company’s outside auditors; monitors financing requirements, dividend policy, and investor-relations activities; and oversees compliance activities. The Company’s common stock is listed on the NYSE and is governed by its listing standards. The Committee has adopted a charter, referred to as a “Statement of Responsibilities,” that is available on the Company’s Web site at www. questar.com and in print at a shareholder’s request. The Company’s Board has determined that all members of the Committee meet the independence standards of Section 303.01(B)(2)(a) and (3) of the Rules of the NYSE.

MANAGEMENT PERFORMANCE COMMITTEE

The Management Performance Committee functions as the Company’s compensation committee. The Committee oversees the Company’s executive-compensation program and benefit plans and policies; administers the Long-term Stock Incentive Plan, the Long-term Cash Incentive Plan, the Annual Management Incentive Plan and the Annual Management Incentive Plan II; oversees succession planning; and annually reviews the performance of and approves all compensation decisions for officers, with a particular focus on the compensation decisions involving the chief executive officer and other officers listed in the Summary Compensation Table. The Committee submits its compensation decisions for named executive officers to the full Board for ratification. It frequently meets in executive sessions to discuss and determine compensation for officers. The Committee’s Statement of Responsibilities is available on the Company’s Web site at www.questar.com and in print at a shareholder’s request.

5        QUESTAR 2008 PROXY STATEMENT

The Committee, chaired by Mr. Flury, met six times in 2007. Prior to and during its February meeting, the Committee undertook a comprehensive review of executive performance and compensation to ascertain whether compensation for the Company’s officers remains consistent with the objectives and practices described in more detail in the Compensation Discussion and Analysis.

The Committee periodically retains an outside consultant to perform an in-depth analysis of the total compensation paid to each of the Company’s officers. In 2006, the Committee decided to retain Hewitt Consulting (Hewitt) as its executive compensation consultant for 2007 compensation. Hewitt reports directly to the Committee and the Committee retains sole authority to retain or dismiss advisors.

In October 2006, the Hewitt representative met with the Committee and presented a report that included market data, initial observations about the Company’s compensation design, and qualitative analysis of that design. An executive session followed this presentation. In January 2007, the Hewitt representative met with the Committee to make recommendations about changes to the compensation program. The Committee subsequently met in executive session to discuss the Hewitt recommendations. In February 2007, the representative met with the Committee again, both in regular and executive session, and discussed recommendations about total compensation for all officers. The Committee reviewed the recommendations and determined the final salaries and incentive compensation for each officer. In determining compensation for Mr. Rattie, the Committee reviewed market data provided by Hewitt and discussed, in executive session, Mr. Rattie’s performance, the Company’s performance and other relevant factors.

The Committee has delegated to its Chair, Mr. Flury, authority to ratify grants of restricted stock for the purpose of retaining key employees, particularly in highly-competitive professional disciplines. The full Committee then reviews them at its next meeting. The Committee also authorized Mr. Rattie to grant restricted stock to new hires up to 25,000 total shares per year and up to 4,000 shares per grant. The delegated authority does not apply to newly hired executive officers. The full Committee then reviews the grants at its next meeting.

GOVERNANCE/NOMINATING COMMITTEE

The Governance/Nominating Committee, which functions as the Company’s nominating committee, is responsible for governance activities, particularly Board and Committee evaluations and committee assignments. All members are independent directors. The Committee is currently chaired by Mr. Harmon, a long-term member of the Board. The Committee’s Statement of Responsibilities is available on the Company’s Web site at www.questar.com and in print at a shareholder’s request. The Statement of Responsibilities defines the criteria for director nominees, including nominees recommended by shareholders and self-nominees. These criteria provide a framework for evaluating all nominees as well as incumbent directors. The key criteria are: experience as a senior officer, (e.g., chief executive officer, president, chief financial officer, of a public company, or extensive experience in finance or accounting); activity in business at least part-time with skills and experience necessary to serve as chair of a board committee; willingness to commit time and energy to service as a director; experience in the Company’s lines of business or understanding of the Company’s business environment; ability to exercise independent judgment and make analytical inquiries; reputation for integrity and good judgment; and geographical location (residence or business activity) in states where the Company has significant operations.

The Committee will consider shareholder nominations using the criteria listed above. Shareholders interested in submitting the names of candidates who satisfy most, if not all, of the criteria listed above should submit in writing the names and qualifications of the candidate(s) to the Chair of the Governance/Nominating Committee at the Company’s address. Nomination letters addressed to the Chair of the Governance/Nominating Committee, at the Company’s address, will be forwarded without screening.

EXECUTIVE COMMITTEE

The Executive Committee acts on behalf of the Board of Directors and handles special assignments. The Committee’s Statement of Responsibilities is available on the Company’s Web site at www.questar.com and in print at a shareholder’s request. The Chairman of the Committee (currently Mr. Michael) must be an independent director and functions as the Company’s lead director, presiding over the executive sessions of the non-management directors who meet in regularly-scheduled executive sessions without management. The lead director is selected by the Governance/Nominating Committee, which has established the following criteria to Board members for the lead director:

1.	Independence as defined by the New York Stock Exchange;

2.	Experience on the Company’s Board of Directors;

3.	Experience as Chair of the Board’s other committees;

4.	Willingness to commit time and energy to service as lead director;

5.	Experience in the Company’s lines of business or understanding of the Company’s business environment;

6.	Ability to exercise independent judgment and make analytical inquiries; and

7.	Integrity and leadership skills.

QUESTAR 2008 PROXY STATEMENT        6

INDEPENDENCE OF DIRECTORS

With the exception of Messrs. Rattie and Stanley, all of the Company’s directors are independent as defined by the NYSE. The criteria applied by the Company in ascertaining independence are available on its Web site at www.questar.com and in print upon request of a shareholder. The Company takes the view that a director who has a relationship with a company or other entity that purchases gas from Questar Gas Company at regulated rates can still be considered independent. In determining which directors are independent, the Board considered Mr. Cash’s service as president and chief executive officer of the Company until May 2002 and as chairman of the board until May 2003. Additionally, the Board considered that during 2007, the Company and its educational foundation contributed $43,100 to the Colorado School of Mines, of which Mr. Scoggins is president, for scholarships and for the Department of Geology.

COMMUNICATIONS WITH DIRECTORS

Interested parties may communicate with the Board of Directors, including Mr. Gary G. Michael (the lead director) or all non-management directors, by sending a letter in care of the corporate secretary at Questar Corporation, 180 East 100 South, P.O. Box 45433, Salt Lake City, Utah 84145-0433. The corporate secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any other mail to the named director or group of directors. Any mail that is directed to the full Board will be forwarded to Mr. Rattie as chairman of the board.

ATTENDANCE AT MEETINGS

The Company’s Board of Directors held four regular meetings during 2007; Board Committees held a total of 17 meetings. All directors except Mr. Harmon attended at least 75 percent of the meetings. The Company’s directors had an overall attendance percentage of 93 percent. The Company’s directors are expected to attend the Company’s Annual Meetings. All of the directors attended the Company’s 2007 Annual Meeting.

DIRECTOR RETIREMENT POLICY

In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the Annual Meeting following his 72nd birthday if still actively engaged in business, financial, and community affairs. The Company does not have a policy limiting the number of terms that any individual director may serve. For the 2008 election, the Board has waived this policy for a one-year period to allow Mr. Harmon to run for a one-year term ending in 2009. In making this decision, the Board considered Mr. Harmon’s continuing active involvement in business, financial and community affairs as well as his many contributions to the Board.

MANAGEMENT PERFORMANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Management Performance Committee during the 2007 fiscal year were Mr. Flury, Mr. Harmon, Mr. McKee, Mr. Michael and Mr. Scoggins. No member of this Committee was at any time during the 2007 fiscal year or at any other time an officer or employee of the Company. Additionally, no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Management Performance Committee during the 2007 fiscal year

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

There are no relationships or related-person transactions between the Company and any of its directors or officers that are required to be disclosed pursuant to federal securities laws. The Company requires all executive officers and directors to report to the vice president, compliance, any event or anticipated event that might qualify as a related-person transaction pursuant to Section 404(b) of Regulation S-K. The vice president, compliance then reports those transactions to the Board. The Company also collects information from questionnaires sent to officers and directors early each year that would reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, it will be investigated in accordance with the Company’s Business Ethics and Compliance Policy. The Company’s Finance and Audit Committee will review pending and ongoing transactions to determine whether they conflict with the best interests of the Company, impact a director’s independence or conflict with the Company’s Business Ethics and Compliance Policy. If a related-person transaction is completed, the Committee will determine whether rescission of the transaction, disciplinary action or reevaluation of a director’s independence is required.

7        QUESTAR 2008 PROXY STATEMENT

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the shares of stock beneficially owned by each of the directors, each nominee, and each named executive officer and all directors and executive officers as a group as of February 29, 2008 (unless otherwise indicated). Except as noted, each person has sole voting and investment power over the shares shown in the table.

Amount and Nature of Common Stock Beneficially Owned:

	Number of Shares Owned	Right to Acquire[1]	Percent of Class[2]	Phantom Stock Units[3]

Alan K. Allred[4],[5], [6]	98,745	188,568	0.16%	4,164

Phillips S. Baker, Jr. [5]	9,597	0	*	0

Teresa Beck[5]	4,046	52,400	*	28,265

R. Allan Bradley[4],[5]	32,561	75,000	*	6,822

R. D. Cash[5],[6]	798,171	484,790	0.74%	6,035

L. Richard Flury	4,000	14,000	*	18,053

James A. Harmon[5],[6]	128,303	26,800	*	12,241

Robert E. McKee, III[5],[7]	5,933	14,000	*	12,429

Gary G. Michael	26,000	0	*	50,738

S. E. Parks[4],[5], [6]	241,622	422,200	0.38%	11,829

Keith O. Rattie[4],[5], [6], [8]	230,697	880,000	0.64%	33,953

M. W. Scoggins	7,700	0	*	11,756

Harris H. Simmons	108,800	87,600	0.11%	58,056

Charles B. Stanley[4],[5], [6]	99,493	434,000	0.31%	16,643

Bruce A. Williamson	4,000	0	*	6,872

All directors and executive officers	1,910,187	2,732,156	2.68%	280,225

(17 individuals including those listed above)

1Indicates shares that can be acquired by exercising stock options within 60 days of February 29, 2008.

2Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

3Phantom stock units are held through the various deferred compensation plans available to the Company’s directors and officers. Although these plans only permit such units to be paid in the form of cash, investment in such units represent the same investment in the performance of the Company’s common stock as investment in actual shares of common stock.

4The Company’s executive officers have shares held for their accounts in the 401(k) Plan. The number of shares opposite each of their names includes equivalent shares of stock through such Plan as of February 29, 2008, as follows: Mr. Rattie, 2,453 shares; Mr. Stanley, 7,663 shares; Mr. Parks, 48,236 shares; Mr. Allred, 44,932 shares; and Mr. Bradley, 14 shares.

5The number of shares includes shares of unvested restricted stock as of February 29, 2008 as follows: Mr. Rattie, 90,666 shares; Mr. Stanley, 78,000 shares; Mr. Allred, 17,132 shares; Mr. Parks, 20,998 shares; Mr. Bradley, 22,832 shares; Mr. Baker, 5,388 shares; Mr. Cash: 5,388 shares; Ms. Beck, 866 shares; Mr. Harmon, 4,722 shares and Mr. McKee, 866 shares. They receive dividends and have voting powers for the shares but cannot dispose of them until they vest.

6Of the total shares reported for Mr. Cash, 123,966 shares are owned by his family’s private foundation. Mr. Harmon also has 4,000 shares which are owned by his family’s private foundation for which he has voting and investment power. Mr. Allred owns his record shares with his spouse. Some of Messrs. Rattie’s and Parks’ record shares are owned jointly with their spouses. All of the vested shares listed for Mr. Stanley are held in the CJ Trust of which he and his wife are trustees.

7Two hundred shares of common stock are held in the name of the McKee Family Trust.

8Mr. Rattie is the chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 141,608 shares of the Company’s common stock as of February 29, 2008. As chairman, Mr. Rattie has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total opposite his name.

QUESTAR 2008 PROXY STATEMENT        8

SECURITY OWNERSHIP – PRINCIPAL HOLDERS

The Company knows of no person or entity that beneficially owns at least five percent of its common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following information is accurate as of December 31, 2007:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Equity compensation plans approved by security holders	4,628,601	$15.42	10,222,228

Equity compensation plans not approved by security holders	0	0	0

Total	4,628,601	$15.42	10,222,228

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

OBJECTIVES

The Company’s executive compensation program is designed to:

•	Attract, motivate, and retain the management talent required to achieve Company objectives;

•	Focus management efforts on both short-term and long-term drivers of shareholder value;

•	Tie a significant portion of executive compensation to Company long-term stock-price performance and thus shareholder returns; and

•	Foster a results-oriented culture while enhancing the Company’s reputation for ethics and integrity.

COMPONENTS

Compensation for named executive officers is comprised of the following components:

•	Base salary;

•	Annual Management Incentive Plan (AMIP) or Annual Management Incentive Plan II (AMIP II);

•	Long-term Cash Incentive Plan (LTCIP);

•	Restricted stock and/or stock option grants under the Long-term Stock Incentive Plan (LTSIP); and

•	Employee benefits, including retirement, health and welfare benefits.

COMPENSATION PHILOSOPHY & ROLE OF MANAGEMENT PERFORMANCE COMMITTEE

To attract, motivate and retain the executive talent required to achieve corporate objectives, the Company believes it must offer its key executives a competitive compensation package comprised of both short-term and long-term components. The short-term component includes annual base salary plus an annual cash-bonus opportunity (AMIP or AMIP II) that is at risk and tied to specific pre-defined performance targets. The long-term component consists of the LTCIP, a cash plan that ties bonus opportunity to the Company’s total shareholder return over a three-year period compared to an industry peer group selected by the Committee at the start of the period, and LTSIP, a stock incentive plan that encourages retention through meaningful forfeitable stock and option grants and aligns compensation with shareholder interests. To ensure that executive compensation remains consistent with the Company’s objectives, the Management Performance Committee (Committee) of the Board of Directors routinely:

9        QUESTAR 2008 PROXY STATEMENT

•

Retains independent compensation consultants to: (a) review, critique and propose changes in compensation practice when necessary to maintain alignment with the above-listed objectives; (b) conduct and analyze market surveys; and (c) provide input on compensation actions for the Company’s top officers;

•	Reviews and approves AMIP and AMIP II participants, objectives and performance targets for each major business unit;

•	Reviews the Company’s consolidated financial results and the financial and operating results of the Company’s major business units;

•	Evaluates the individual performance of the named executive officers; and

•	Develops and approves annual and long-term compensation for the Company’s executive officers.

The Committee references the market 50th percentile for total compensation for each named executive officer, along with the range of compensation observed among the Company’s peers. The Committee defines total compensation as: base salary + AMIP II (or AMIP) target + LTCIP target + value of restricted stock and/or stock options (Equity Awards). The intent is to ensure that each executive’s compensation remains competitive within the relevant segment of the natural gas industry, relative to individual factors such as the officer’s experience and expertise. In addition to market-survey data, the Committee considers job performance, responsibilities, and advancement potential when setting compensation for each of the named executive officers.

HOW THE COMPANY DEFINES THE MARKET FOR NAMED EXECUTIVES

The Company operates in four major segments of the natural gas industry: (a) exploration and production (E&P); (b) gas gathering and processing; (c) interstate natural gas pipelines; and (d) retail gas distribution. At any given time, the competitive environment for executive compensation may be significantly different in each of these four major segments. In 2007, when setting compensation for each key executive, the Committee, with advice from Hewitt, defined the relevant peer group for that executive. For example, because they have responsibilities for all business units, the peer groups for Messrs. Rattie and Parks include companies in all major segments of the natural gas industry. The peer group for Mr. Stanley includes predominantly E&P companies because he is the chief executive officer of Market Resources, which conducts the Company’s E&P activities. In recent years, the competition for executive talent in the E&P segment of the industry has been intense, resulting in a rapid increase in total compensation for E&P executives. Messrs. Allred and Bradley’s peer groups consist of natural gas utility companies and interstate pipeline companies. The Committee considers the relative size of companies in the industry peer group in its evaluation of market data. The Committee also compares its officer compensation to “general-industry peers,” a group of companies, selected by Hewitt, in other industries with median revenue similar to Questar.

INDUSTRY PEER COMPANIES – CORPORATE PEER, E&P AND GAS AND PIPELINE GROUPS

To arrive at an estimate of the market 50 th percentile, the Committee designated all of the companies listed below as peers for Messrs. Rattie and Parks. The Committee defined all of the companies listed as (1) to be peers for Mr. Stanley. The Committee determined that all companies listed as (2) would be peers for Messrs. Allred and Bradley.

AGL Resources (2)

Cabot Oil & Gas Corporation (1)

Cimarex Energy Company (1)

CMS Energy Corporation (2)

Dominion Resources, Inc. (2)

El Paso Corporation (2)

EOG Resources, Inc. (1)

Forest Oil Corporation (1)

Great Plains Energy (2)

Newfield Exploration Company (1)

NiSource, Inc. (2)

Noble Energy, Inc. (1)

ONEOK Inc (2)

Peoples Energy Corporation (2)

Pioneer Natural Resources Company (1)

Plains Exploration & Production Company (1)

SCANA Corporation (2)

Southern Union (2)

Southwestern Energy Company (1)

The Williams Companies (1, 2)

QUESTAR 2008 PROXY STATEMENT        10

In arriving at the 50th percentile for Mr. Bradley, the Committee also considered the compensation for pipeline subsidiary executives at Centerpoint Energy Inc., Enbridge Inc., Spectra Energy Corp. and TransCanada Corp. For Mr. Allred, the Committee also considered the compensation for the heads of utility units at Equitable Resources Inc. and Atmos Energy Corp.

Peer Companies – General Industry

These companies were selected by Hewitt and have median revenue similar to Questar’s.

ABM Industries, Inc.

Borg Warner, Inc.

Chicago Bridge & Iron Company

Del Monte Foods Company

Ecolab, Inc.

Goodrich Corporation

Martin Marietta Materials, Inc.

McCormick & Company, Inc.

Molson Coors Brewing Company

The Scotts Miracle-Gro Company

Vulcan Materials Company

W. R. Grace & Co.

The Committee sets annual base salary, AMIP or AMIP II target, LTCIP target and Equity Awards for all key executives. Hewitt and the Human Resources Department assist the Committee in the collection and analysis of peer-company data. Mr. Rattie has input into the compensation for all named executive officers except himself.

BASE SALARIES

The Committee establishes base salaries for executives by considering their scope of responsibilities, performance, and competitive market compensation paid by other companies in the executive’s peer group. The Committee reviews base salaries for the Company’s named executive officers on at least an annual basis. When setting salaries, the Committee considers an estimate of the market 50th percentile for the executive’s relevant peer group, along with individual factors and internal comparisons with other Company officers in comparable roles. The Committee uses proxy data and information provided by Hewitt to obtain information about the base salaries paid by peers. In 2007, the average base salary increase for named executive officers was 7.1%.

INCENTIVE COMPENSATION

The Company’s named executive officers participate in either AMIP or AMIP II (AMIP II was approved by shareholders in 2005 and applies to those officers covered by Internal Revenue Code Section 162(m)) and the LTCIP (approved by shareholders in 2004). Those officers also receive Equity Awards pursuant to the LTSIP (approved by shareholders in 2001). The Committee intends to put a substantial portion of each officer’s compensation at risk. AMIP and AMIP II payouts are tied to annual financial and operating goals set by the Board at the beginning of the plan year. LTCIP payouts are tied to total shareholder returns relative to a pre-set group of peer companies over a three-year period. The intent is to incentivize participating executives to focus on longer-term stock-price appreciation. AMIP, AMIP II and LTCIP are cash plans that can award amounts from zero to a predetermined maximum depending on the Company’s results. The Committee believes that its approach effectively aligns the executive officers’ interests with shareholder interests.

AMIP AND AMIP II

Under AMIP and AMIP II, the Company sets separate performance targets for each major business unit. These business-unit targets are tied to key consolidated financial and operating goals. Each year, the Committee reviews and approves the specific annual performance targets for the Company as a whole, and for each major subsidiary. The performance targets are set at the beginning of each year after a review of that year’s budget and the prior-year actual results. Targets are generally higher than results for the prior year and expectations for the current year. For example, the Company earned $2.541 per diluted share in 2006. After reviewing management’s 2007 business plan, the Committee set the 2007 target at $2.6751 per diluted share.

11        QUESTAR 2008 PROXY STATEMENT

2007 PERFORMANCE COMPONENTS AND TARGETS FOR BOTH AMIP AND AMIP II

Questar Market Resources	Target

Questar Corporation earnings per share	$2.675[1]

Business unit net income total[2] (millions)	$401

Questar Exploration and Production production volumes (Bcfe)	135

Questar Exploration and Production rate of depletion, depreciation and amortization – 3-year average rate	1.48

Questar Pipeline	Target

Questar Corporation earnings per share	$2.675[1]

Questar Pipeline net income (millions)	$40.5

Operating & maintenance expenses per Dth of contract demand	$22.30

Achievement of specific strategies and operational initiatives (e.g. Southern System Expansion II ready for service 1/1/08)	3 of 5 affirmative answers

Questar Gas	Target

Questar Corporation earnings per share	$2.675[1]

Questar Gas net income (millions)	$37.5

Questar Gas customer satisfaction (1-7 scale)	6

Questar Gas annual operating and maintenance expenses per customer	$137.00

1Because of a 2007 two-for-one stock split, this number was adjusted.

2“Questar Market Resources net income” was indexed to commodity prices of $6.52 per Mcf for gas and $52.04 per bbl for oil, the then-current market price for natural gas and oil on the date the Committee approved the annual incentive plan goals.

Each year, Mr. Rattie’s AMIP II and Mr. Parks’ AMIP payouts are based 50% on the results for Questar Market Resources and 25% each on the results for Questar Pipeline and Questar Gas. Mr. Stanley’s AMIP II payout is based on the results for Questar Market Resources. Mr. Allred’s AMIP II payout is based on the results for Questar Gas. Mr. Bradley’s AMIP II payout is based on the results for Questar Pipeline.

The Company calculates an overall payout factor, which can range from zero to 200% based on each unit’s actual results compared to the measures. Each officer’s target bonus is multiplied by the respective payout factor to determine the payment. The maximum cash payment to any officer under the terms of AMIP II is capped at $1 million for fiscal years 2005 through 2008 and $1.5 million for fiscal years 2009 and later. This limit had the effect of capping Mr. Rattie’s maximum AMIP II bonus for 2007 at 125% of target and will similarly cap his bonus at 111% of target for 2008. The limit will have the effect of capping Mr. Stanley’s bonus at 184% of target in 2008. Each officer’s target bonus is a percentage of his annual base salary in effect at the time the target bonus is approved. The Committee, in its sole discretion, can reduce the cash award otherwise payable to an officer. Neither the Committee nor the Company may increase the cash award otherwise payable under the AMIP or AMIP II formula.

The 2007 AMIP or AMIP II targets were as follows for the named executive officers:

• Mr. Rattie	100%
• Mr. Parks	60%
• Mr. Stanley	85%*
• Mr. Allred	60%
• Mr. Bradley	60%

*This percentage includes the Market Resources Employee Incentive Plan (Market Resources EIP) which applies a 12.5% target. The Market Resources EIP applies to all employees (except those classified as temporary or occasional part-time) who work for Market Resources subsidiaries and are scheduled to work at least 20 hours per week.

In 2007, the Company and its subsidiaries met or exceeded all of the AMIP/AMIP II measures except Questar Gas net income – the target was $37.5 million and the actual result was $37.427 million.

QUESTAR 2008 PROXY STATEMENT        12

LONG-TERM CASH INCENTIVE PLAN

The LTCIP ties compensation for key executives to total shareholder return relative to a mix of peer companies over a longer-term (three-year) performance period. Payouts from the LTCIP increase or decrease based upon the Company’s total shareholder return as compared with a group of peer companies. The peer group includes a mix of E&P, pipeline, utility and integrated companies as set forth below.

To determine the payout under the LTCIP, the Company first determines its rank relative to the peer group. The rank is calculated at the end of the three-year performance period. The Company calculates total shareholder return by adding the change in stock price over the period to the dividends paid per share over the period and dividing this sum by the stock price at the beginning of the plan period. In 2007, the Committee modified the Plan design to include a stock-appreciation multiplier in the calculation for performance periods beginning in January 2007 and later. This multiplier is the ending stock price divided by $41.525. The ending stock price is the simple average Company stock price for each trading day in December of the performance period’s third year. The maximum payment under the LTCIP for any performance period is capped at $ 1.5 million.

The calculation is as follows:

Target Award x Total Shareholder Return Rank Multiplier x Stock Appreciation Multiplier = LTCIP Payout

For the 2005-2007 and 2006-2008 performance periods, to determine the payout under the LTCIP the Company first determines its rank relative to the peer group. The rank is calculated by averaging the annual total shareholder return for each of the three years in the performance period. The annual total shareholder return is derived by adding the annual change in stock price to the annual dividend per share and dividing this sum by the stock price at the beginning of the year. The year-end stock price is the simple average of the daily closing price of the Company’s stock during the month of December. The Company’s average annual return is determined by adding the annual return for each of the three years and dividing by three. The Company’s average annual return is then ranked compared to the average annual returns for the peer group. The payout to plan participants is based on the ranking. Participants earn the maximum bonus if the Company has the highest average annual shareholder return of its peer group. Participants earn the target bonus if the Company’s average annual shareholder return ranks at the midpoint of the peer group. If the Company’s average annual shareholder return for the performance period places it in the bottom third of the group, no bonus would be paid under the LTCIP.

For the 2005-2007 performance period, the Committee based the payout on the Company’s rank compared to those companies indicated by an asterisk in the group listed below. People’s Energy Company, Vintage Petroleum, Inc. and Western Gas Resources Inc. were originally part of this group; all of them subsequently ceased to be publicly traded. In 2007, the Committee modified the LTCIP based on its review and recommendations from Hewitt. The list of peer companies was expanded in 2007 to include more E&P companies, reflecting the Company’s strategic intent to grow primarily by reinvestment in its E&P businesses.

The Committee approved the following peer companies for the LTCIP in February 2007:

Cabot Oil and Gas Company*	Noble Energy, Inc.

Chesapeake Energy Corporation	Northwest Natural Gas Company

Devon Energy Corporation*	ONEOK, Inc.*

El Paso Corporation*	Plains Exploration & Production Company

Energen Corporation*	St. Mary Land & Exploration Company

EOG Resources, Inc.*	Southwestern Energy Company*

Equitable Resources, Inc.*	Ultra Petroleum Corporation

Forest Oil Corporation*	Williams Companies, Inc.*

National Fuel Gas Company*

Newfield Exploration Company

This list is not identical to the peer list used for total compensation shown earlier in this proxy statement. This difference reflects the need to use only one peer group for all officers under the LTCIP, versus the more tailored and longer total compensation list.

There are currently three outstanding performance periods: 2006 through 2008, 2007 through 2009 and 2008 through 2010. The Company made payments under the LTCIP to the named executive officers for the 2005-2007 period in February 2008, and the amounts are reflected in the Summary Compensation Table, along with amounts paid under AMIP or AMIP II in column (g). For the three-year performance period ending December 31, 2007, the Company’s three-year average total shareholder return was 34.86%, which ranked sixth out of the original 16 companies. Three of the peer companies are no longer publicly traded. The calculated payout for the performance period was 157.14% of the target. The payout calculation, which was set at the time the Committee approved the 2005-2007 LTCIP, is based on an assumption that the companies that ceased to be publicly traded during the period ranked at the bottom of the list.

13        QUESTAR 2008 PROXY STATEMENT

EQUITY AWARDS

The Company’s Long-term Stock Incentive Plan (LTSIP) is intended (1) to retain key executives and (2) to ensure that executive officers have a significant incentive to manage the Company with the intent to maximize long-term shareholder returns. The value of the grant to each executive is tied to the Committee’s estimate of the market 50th percentile, adjusted to take into account performance and retention considerations.

The Company’s primary equity incentive vehicle is restricted stock. On occasion, the Committee has granted and will continue to grant stock options to key executives. In 2007, the Committee granted stock options to Messrs. Rattie and Stanley, due to the competitive nature of the market for their positions and their comparatively short tenure with the Company. The Committee recommended and the Board approved the restricted stock and option grants shown in the Summary Compensation table.

For awards granted in 2007, the vesting schedule of the restricted stock grants for Messrs. Rattie and Stanley is over a five-year period, starting two years after the date of grant with one third of the shares vesting in each of the remaining three years. For the other named executives, the 2007 grants vest over a four-year period, starting one year after the date of grant with one third of the shares vesting in each of the remaining three years. These shares do not automatically vest upon retirement. However, the Committee may amend an agreement to allow for accelerated vesting of restricted stock grants.

The Company typically makes annual equity grants in February. The Committee did not consider or approve any equity grants for named executive officers in 2007 other than in February. The Company does not backdate stock options or alter the exercise price after the grant date. As set forth in the LTSIP, the Board sets the option price at the time the option is granted, and that price cannot be less than the closing price of the Company’s common stock on the date of grant. The Committee recommends option grants and the full Board ratifies those grants.

The Committee established stock-ownership guidelines for officers that are a multiple of the individual officer’s base salary. Under the guidelines, all named executive officers are required to own shares having a value of at least three times their annual base salary and, in Mr. Rattie’s case, eight times his base salary. These guidelines are intended to align the officers’ interests with those of shareholders, while allowing executive officers some opportunity to diversify their holdings. Phantom stock units attributable to an officer’s deferred compensation are counted toward the total. All of the named executive officers own shares in excess of these guidelines.

The Company’s Insider Trading Policy prohibits executive officers from short sales, selling options or derivatives covering the Company’s securities, and other similar transactions.

EXECUTIVE SEVERANCE COMPENSATION PLAN

The named executive officers participate in the Company’s Executive Severance Compensation Plan, which provides for benefits upon qualifying terminations of employment occurring on or following a change in control of the Company. The Company and the Committee believe that this plan helps ensure that the Company attracts and retains the executive talent needed to achieve corporate objectives, particularly assuring that executives direct their attention to their duties, acting in the best interests of the shareholders, notwithstanding the possibility of a change in control. This plan is described, and estimates of payments to the named executives as of December 31, 2007, are set forth in the section entitled “Potential Payments upon Termination.”

EMPLOYMENT CONTRACTS

The Company entered into employment agreements with Messrs. Rattie and Stanley when they joined the Company in 2001 and 2002 respectively. None of the other named executive officers has an employment contract.

Mr. Rattie signed a new employment contract with the Company effective February 1, 2004, to replace the contract that he originally signed when he joined the Company in 2001. The current contract is on file with the SEC’s EDGAR system as Exhibit 10.15 to the Company’s 2003 Annual Report on Form 10-K and an amendment is filed as Exhibit 10.21 to an 8-K filed on May 18, 2005. The contract establishes Mr. Rattie’s three-year employment period, which originally expired February 1, 2007, but was automatically extended. It also sets forth various termination scenarios (death or disability, cause, without cause, and by the executive) and the methods of calculating the amounts due to Mr. Rattie under each of those scenarios. The contract includes certain restrictive covenants such as non-solicitation of employees and confidentiality that apply upon termination.

The Company’s current agreement with Mr. Stanley became effective on February 1, 2004, and replaced the one he signed on February 1, 2002. It is on file with the SEC’s EDGAR system as Exhibit 10.16 to the Company’s 2003 Annual Report on Form 10-K and an amendment is filed as Exhibit 10.22 to an 8-K filed on May 18, 2005. Its terms are identical to Mr. Rattie’s contract except for the amount of compensation and Mr. Stanley’s contract specifically limits him to receiving the higher of any payment received under the Company’s Executive Severance Plan, or under his employment contract in the event of a change in control, but not both.

QUESTAR 2008 PROXY STATEMENT        14

The amounts due to both officers under various termination scenarios, calculated as of December 31, 2007, are set forth in the section entitled “Potential Payments upon Termination.”

QUALIFIED RETIREMENT PLANS

The Company maintains both a defined-contribution retirement plan (the 401(k) Plan) and a defined-benefit retirement plan (the Pension Plan). The named executive officers participate in both of these plans. These plans are described in the narrative to the “Retirement Plans” section. Mr. Bradley is not yet vested in the Pension Plan.

OTHER BENEFITS

The named executive officers also receive or have the opportunity to participate in other benefit plans offered by the Company to most of its employees. These benefits include medical and dental coverage; participation in a cafeteria plan (which includes flexible health-care spending account and dependent-care spending account features); basic life insurance paid by the employer (providing one-times base salary); supplemental life insurance (up to four-times base salary, but not to exceed $750,000); business-travel accident insurance; catastrophe accident insurance; participation in a long-term disability plan; and the employee-assistance program. The executive officers also receive paid time off, holidays, and are eligible to participate in the Company’s short-term disability program, which provides benefits (such as continued salary payments) for leave up to 16 weeks due to the employee’s serious health condition.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company allows the named executive officers, along with other certain key employees, to defer the receipt of compensation under the Deferred Compensation Wrap Plan (Wrap Plan). The Company and the Committee believe that a deferred compensation program is necessary for hiring and retention purposes. The Wrap Plan includes both a deferred compensation program and a 401(k) supplemental program. The deferred compensation program of the Wrap Plan allows officers and certain key employees to defer a portion of their base salaries and bonuses until termination, death or disability. Most of the deferred amounts may be treated either as if invested in Company stock or as if invested in ten-year U.S. Treasury notes. A specified percentage of amounts deferred also receive a company matching contribution, which is treated as if invested in Company stock. The 401(k) supplemental program of the Wrap Plan allows officers and certain key employees whose compensation has reached the IRS-imposed limit ($225,000 in 2007) to continue to defer 6% of their salary in excess of this limit and to receive a Company match on this deferred amount as if that amount had been invested in the 401(k) Plan. The amounts deferred in this program and the Company match are treated as if invested in Company stock.

The named executive officers also participate in the Supplemental Executive Retirement Plan (SERF), a non-qualified plan, which allows for the receipt and deferral of retirement benefits once the named executive officer’s compensation has reached the IRS-imposed limit ($225,000 in 2007) and his or her compensation above the limit cannot be taken into account in determining the qualified pension benefits. The SERF is described in more detail under the Retirement Plan section of the Compensation Tables.

PERQUISITES

The Company limits the perquisites granted to officers and does not reimburse officers for: cars, country-club memberships, supplemental welfare benefit plans, executive dining-room service, or personal use of the Company’s airplane. The Company will reimburse officers for up to 70% of costs associated with tax preparation and other personal financial advice up to a cap of $3,000 per year (i.e., a maximum reimbursement of $2,100). During the calendar year of an officer’s retirement, the limit is increased to 70% of cost up to a cap of $6,000 (i.e., a maximum reimbursement of $4,200 in the year of retirement).

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code precludes the Company from deducting compensation paid in excess of $1 million per year to any executive officer listed in the Summary Compensation Table except the chief financial officer. Performance-based compensation, however, is not subject to this deductibility limit. When structuring the compensation paid to the Company’s named executives, the Committee considers the provisions of this federal tax rule. The Committee has in the past awarded, and may in the future award, compensation that is not deductible if, in the Committee’s judgment, doing so is necessary to achieve an appropriate compensation structure.

15        QUESTAR 2008 PROXY STATEMENT

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table includes information about compensation for the fiscal years 2006 and 2007, for the chief executive officer, chief financial officer and the three other highest-paid executive officers of the Company.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) [1]	Option Awards ($) [1]	Non-Equity Incentive Plan Compensa- tion ($) [2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Keith O. Rattie chairman of the Board,	2007	783,333	770,829	791,473	1,628,560	270,456	18,692	4,263,343
president & chief executive officer	2006	687,500	716,097	600,877	1,533,320	395,447	81,262	4,014,503
Stephen E. Parks	2007	318,333	165,559	0	476,895	179,569	17,154	1,157,510
senior vice president & chief financial officer	2006	308,333	233,430	17,234	395,660	450,947	26,966	1,432,570
Charles B. Stanley	2007	620,000	587,262	719,838	1,548,972[3]	148,929	13,700	3,638,701
executive vice president & chief operating officer	2006	558,333	501,627	573,948	1,305,781	204,614	56,334	3,200,637
Alan K. Allred	2007	318,333	165,559	0	472,020	272,703	11,000	1,239,615
executive vice president	2006	305,950	258,252	25,133	416,205	475,054	26,396	1,506,990
R. Allan Bradley	2007	262,500	260,167	90,464	318,000	65,444[6]	11,000	1,007,575
senior vice president
	2006	244,167	257,742	210,788	207,500	74,036[6]	18,295	938,492

1The stock and option award values consist of the SFAS 123R expense recognized for all unvested share-based compensation. See Note 3 to the consolidated financial statements included in Item 8 of Part II of the Company’s 2007 Form 10-K.

2Non-equity incentive plan compensation includes payments earned under AMIP or AMIPII for the 2007 performance period and payments earned under the LTCIP for the three-year performance period ending December 31, 2007. Both programs resulted in payments in February 2008.

3Mr. Stanley received apayment in February 2008 of $135,942 under the terms of the 2007 Market Resources Employee Incentive Plan.

4The amounts in Column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under the pension plan and the Supplemental Executive Retirement Plan. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in the Company’s 2007 Form 10-K.

5List of items included in Column (i) of Summary Compensation Table:

	401(k) Employer Match ($)	40 l(k) Employer Non-Matching Contribution ($)	Paid Time Off Sold ($)	Total

Keith O. Rattie	10,800	200	7,692	18,692

Stephen E. Parks	10,800	200	6,154	17,154

Charles B. Stanley	13,500	200		13,700

Alan K. Allred	10,800	200		11,000

R. Allan Bradley	10,800	200		11,000

6Mr. Bradley is not yet vested in the Company’s Pension Plan.

QUESTAR 2008 PROXY STATEMENT        16

GRANTS OF PLAN-BASED AWARDS FOR 2007

This table shows the plan-based awards granted to named executives during 2007. For non-equity incentive plans, it sets forth the ranges of possible awards. For stock awards, the table shows the number of shares or option shares granted and the grant date fair values of those awards.

Name	Grant	Estimated Future Pay-outs			All Other	All Other	Exercise	Grant
	Date	Under Non-Equity Incentive			Stock	Option	or Base	Date
		Plan Awards			Awards:	Awards:	Price of	Fair
		Threshold[1]	Target	Maximum	Number of	Number of	Option	Value of
		($)	($)	($)	Shares	Securities	Awards	Stock &
					of Stock	Under-	($/sh)	Option
					or Units	Lying		Awards
					(#)	Options		($)
						(#)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(1)
Keith O. Rattie	02/13/07[1,2]	100,000	400,000	1,200,000	0	0	0	0
	02/13/07	0	0	0	0	80,000	41.08	3,286,000
	02/13/07[1,3]	20,000	800,000	1,000,000	0	0	0	0
	02/13/07	0	0	0	20,000	0	41.08	821,500
Stephen E. Parks	02/13/07[1,2]	60,000	240,000	720,000	0	0	0	0
	02/13/07[1,3]	4,800	192,000	384,000	0	0	0	0
	02/13/07		0		4,000	0	41.08	164,300
Charles B. Stanley	02/13/07[1,2]	75,000	300,000	900,000	0	0	0	0
	02/13/07[1,3]	22,475	449,500	899,000	0	0	0	0
	02/13/07[4]	6,200	77,500	155,000	0	0	0	0
	02/13/07				16,000	0	41.08	657,200
	02/13/07				0	60,000	41.08	2,464,500
Alan K. Allred	02/13/07[1,2]	50,000	200,000	600,000	0	0	0	0
	02/13/07[1,3]	24,000	192,000	384,000	0	0	0	0
	02/13/07	0	0	0	4,000	0	41.08	164,300
R. Allan Bradley	02/13/07[1,2]	50,000	200,000	600,000	0	0	0	0
	02/13/07[1,3]	19,875	159,000	318,000	0	0	0	0
	02/13/07				4,000	0	41.08	164,300

1It is possible for the award to be zero under both the LTCIP and AMIP/AMIP II if performance falls below the threshold levels.

2These numbers represent the range for the three-year performance period of 2007-2009 under the LTCIP.

3This number represents the AMIP or AMIP II opportunities for the performance year 2007.

4Mr. Stanley also participates in the Market Resources Employee Incentive Plan which is shown here.

17        QUESTAR 2008 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

This table shows outstanding equity awards for named executives. All values shown are as of December 31, 2007.

Option Awards					Stock Awards
Name	Number of	Number of	Option	Option	Number of	Market
	Securities	Securities	Exercise Price	Expiration Date	Shares or	Value of
	Underlying	Underlying	($)		Units of	Shares or
	Unexercised	Unexercised			Stock that	Units of
	Options	Options			have not	Stock
	Exercisable	Unexercisable			Vested	that have
	(#)	(#)			(#)	not Vested
						($)

(a)	(b)	(c)	(e)	(f)	(g)	(h)
	280,000[1]	0	11.475	02/11/12	0	0
	200,000[1]	0	14.005	02/13/11	0	0
Keith O. Rattie	100,000[1]	0	13.710	02/01/11	0	0
	300,000[1]	0	13.555	02/11/13	0	0
	0	200,000[1]	38.570	10/24/12	0	0
	0	80,000[2]	41.075	02/13/15	0	0
					85,332	4,616,461
	68,000[1]	0	8.500	02/09/09	0	0
	88,200[1]	0	7.500	02/08/10	0	0
Stephen E. Parks	80,000[1]	0	14.005	02/13/11	0	0
	90,000[1]	0	11.475	02/11/12	0	0
	96,000[1]	0	13.555	02/11/13	0	0
					16,998	919,592
	150,000[1]	0	13.555	02/11/13	0	0
	112,000[1]	0	11.475	02/11/12	0	0
Charles B. Stanley	172,000[1]	0	11.975	01/31/12	0	0
	0	200,000[1]	38.570	10/24/12	0	0
					54,000	2,921,400
	0	60,000[2]	41.075	02/13/15	0	0
	10,796[1]	0	8.500	02/09/09	0	0
	18,100[1]	0	7.500	02/08/10	0	0
Alan K. Allred	10,958[1]	0	14.005	02/13/11	0	0
	8,714[1]	0	11.475	02/11/12	0	0
	140,000[1]	0	13.555	02/11/13	0	0
					18,264	988,082
R. Allan Bradley	75,000[1]	25,000	24.330	01/3/15	0	0
					23,332	1,262,261

1 The grant dates of these options were ten years prior to the expiration dates.

2 The grant dates of these options were eight years prior to the expiration dates.

QUESTAR 2008 PROXY STATEMENT        18

OPTION EXERCISES AND STOCK VESTED IN 2007

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [1,2]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) [3]
(a)	(b)	(c)	(d)	(e)
Keith O. Rattle	50,000	1,578,750	34,668	1,414,568
Stephen E. Parks	51,000	2,091,273	4,668	191,166
Charles B. Stanley	0	0	12,000	491,430
Alan K. Allred	26,696	868,782	5,802	237,396
R. Allan Bradley	0	0	6,668	265,453

1This column shows the value realized on exercise, but does not necessarily indicate a sale of the shares upon exercise.

2The value realized equals the difference between the option exercise price and the fair-market value on the date of exercise multiplied by the number of shares for which the option was exercised.

3The value realized equals the market value on the vesting date multiplied by the number of shares vested.

RETIREMENT PLANS

The 401(k) Plan allows employees to defer a portion of their compensation, and receive employer matching contributions, to be invested in investment options selected by the participant, including Company stock. The Pension Plan is 100% funded by Company contributions. Funding is based on regulatory requirements using actuarial calculations. The formula under the Pension Plan provides for a basic benefit that is calculated by multiplying the employee’s final average earnings by a specified basic benefit factor and then multiplying such sum by the employee’s years of service (to a maximum of 25). The final average earnings number is defined as the average annual earnings (including annual incentive payments, but not long-term incentive payments) for the three consecutive years with the highest earnings within the last ten years of employment. This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62, but cannot be taken any earlier than age 55. Employees may also receive a permanent supplemental-benefit that is calculated by multiplying the difference between the employee’s final average earnings and the “covered compensation” by a factor that varies by age. (The term “covered compensation” refers to the 35-year-average Social Security wage base tied to the year of an employee’s birth). Employees who take early retirement prior to age 62 also receive a temporary supplement until age 62 that is tied to years of service. A participant vests in his or her benefit – that is, the benefit that is accrued will not be forfeited back to the Plan – when his or her employment includes five years of vesting service. An individual is credited with one year of vesting service for each 12-month period in which he or she worked at least 1,000 hours.

Federal tax laws limit both the amount of a participant’s annual compensation that can be used to determine benefits under qualified retirement plans and the amount of benefits that can be paid to a participant from such plans. The 401(k) supplemental program of the Wrap Plan and the Supplemental Executive Retirement Plan (SERP), nonqualified plans, were adopted to compensate officers who are affected by these limits. The SERP provides retirement benefits equal to the difference between the benefits payable under the Pension Plan and the benefits that would be payable absent such limits (and absent the deferral of any compensation under the Wrap Plan). Subject to the requirements of IRC Section 409A, any distributions of SERP benefits which accrued on or after January 1, 2005, are made in a lump-sum cash payment or limited annual installments upon a date elected by the participant on or after the participant’s termination, death or disability, but no earlier than age 55. All of the officers listed in the Summary Compensation Table have vested benefits under the 401(k) supplemental program and all the listed officers, except Mr. Bradley, have vested benefits under the SERP; all of the listed officers earned annual compensation in excess of the 2007 cap of $225,000.

19        QUESTAR 2008 PROXY STATEMENT

PENSION BENEFITS

Name	Plan[1]	Number of Years Credited Service (#)[2]	Present Value of Accumulated Benefit ($)[5],[6]	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Keith O. Rattle	Pension Plan	7.00	176,078	0
	SERF	7.00	1,268,593	0
Stephen E. Parks[3],4	Pension Plan	33.76	797,640	0
	SERP	33.76	1,510,598	0
Charles B. Stanley	Pension Plan	6.00	106,902	0
	SERP	6.00	540,903	0
Alan K. Allred	Pension Plan	30.00	817,750	0
	SERP	30.00	1,297,283	0
R. Allan Bradley[7]	Pension Plan	3.00	91,868	0
	SERP	3.00	76,386	0

1 The Pension Plan is a defined-benefit plan qualified for favorable treatment under the Internal Revenue Code.

2Under the terms of the Pension Plan, if the participant has worked 1,000 hours with a participating company in the last year of service, a full year of credit is given. For less than 1,000 hours in a year of service, the calculation is based on 190 hours per month divided by 1,000 hours,

3Mr. Parks and Mr. Allred have amounts included as supplemental retirement benefits in lieu of vacation. When the Company changed its vacation policy as of January 1, 1997, each employee was credited with this benefit, which was calculated by multiplying the December 31, 1996, base salary by the hours accrued under the service-date vacation schedule in place prior to the change. These benefits are frozen and include $4,587 for Mr. Parks and $5,534 for Mr. Allred.

4Mr. Allred and Mr. Parks are eligible for early retirement under the Pension Plan. The Pension Plan allows early retirement for employees who are at least age 55 with ten years of service. The basic benefit is calculated at 1.3% of final average earnings per year up to 25 years of service and .5% of final average earnings per year after 25 years of service. Early retirement results in a reduction of the basic benefit by 2.5% per year before age 62.

5 The benefit is calculated at age 62, the earliest age at which a participant may retire under the plan without any benefit reduction due to age.

6Assumptions for the Present Value of Accumulated Benefit Calculation

Based on the following year-end financial disclosure assumptions:

•	Discount rate: 6.50% for 12/31/07 and 5.75% for 12/31/06:

•	Post-normal retirement age (NEA) mortality: 1983 group annuity mortality per Revenue Ruling 95-28 (male and female). Note that no mortality is assumed prior to NRA for proxy disclosure purposes;

•	Marital status: 90% married, 10% single for male executives:

•	Spouse age: spouse 3 years younger; and

•	Form of payment: 50% joint & survivor annuity if married, single life annuity if single.

7Mr. Bradley is not yet vested in the Pension Plan or the SERF. The numbers shown reflect his age 62 unreduced benefit assuming vesting was achieved.

QUESTAR 2008 PROXY STATEMENT        20

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Contributions in Last FY ($)[1,3] (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)[2] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Keith O. Rattle	93,250	74,600	16,038	0	1,840,302
Stephen E. Parks	45,875	18,651	28,466	0	1,073,700
Charles B. Stanley	99,773	73,923	7,562	0	897,426
Alan K. Allred	22,548	18,038	1,874	0	226,640
R. Allan Bradley	85,985	11,730	3,358	0	296,466

1 The named executives automatically participate in the 401(k) supplemental program of the Wrap Plan if their compensation exceeds the compensation cap ($225,000 in 2007 and adjusted for inflation thereafter) and they can no longer make deferrals to the 401(k) Plan. Six percent of compensation in excess of the compensation cap is treated as if contributed to the 401(k) Plan and receives the applicable employer match provided for in the 401(k) Plan. Deferred amounts and the corresponding employer match are accounted for as if invested in Questar stock and are credited with applicable dividends.

2Aggregate earnings are not included in the Summary Compensation table because they do not consist of any above-market or preferential earnings.

3In 2007, Messrs. Parks, Stanley and Bradley deferred compensation under the deferred compensation program of the Wrap Plan. Under the terms of this program, an employee may elect to defer from $5,000 to 50% of annual compensation. Six percent of any deferred compensation receives a company match as if contributed to the Company’s 401(k) Plan. This 6% of deferred amount, as well as the employer match, is accounted for solely as if invested in Questar stock (and will receive applicable dividends). As to the remaining deferred amounts, employees may elect to have all or some (in increments of 25%, 50%, 75% or 100%) of the deferred compensation accounted for as if either 1) invested in Questar stock (and credited with applicable dividends) or 2) credited with interest based on the appropriate 10-Year Treasury Note rate as quoted in the Wall Street Journal.

POTENTIAL PAYMENTS UPON TERMINATION

Payments to Executives with Employment Contracts

The table below shows the potential payments to Messrs. Rattie and Stanley under various termination scenarios, calculated pursuant to the terms of their employment agreements. Estimated benefits were calculated assuming the triggering event took place on December 31, 2007. The accelerated equity payment amounts show the vesting of previously unvested restricted shares and options that would accelerate upon the triggering event. If there is a termination due to death or disability, the executive would receive one month’s base salary and a lump sum equal to the target bonus under AMIP II and LTCIP (for each performance period that has begun) and any equity grants pursuant to the terms of the individual grants. If the termination is without cause or there is a resignation for good reason, the executive would receive a lump sum equal to base salary for the remainder of the performance period and a lump sum equal to the target bonus under AMIP II and LTCIP (for each performance period that has begun). If the termination is for cause, or the officer resigns other than for good reason, the executive would receive earned but unpaid base salary and vacation benefits. If terminated for any reason, Messrs. Rattie and Stanley would also receive a benefit as defined in the Pension Plan and the SERF. If terminated prior to age 55, the executive would not receive benefits under these plans until at least age 55 and such benefits would be reduced by 6% per year or .5% per month prior to age 65. For Mr. Rattie, the age-65 annual benefit under the Pension Plan would be $25,735 and under the SERP it would be $186,804. For Mr. Stanley, the age-65 annual benefit under the Pension Plan would be $21,794 and under the SERP it would be $112,158.

Name	Termination for Cause or Resignation ($)	Termination without Cause or Resignation for Good Reason			Death or Disability
		Base + Bonus Payments ($)	Accelerated Equity ($)	Total ($)	Base + Bonus Payments ($)	Accelerated Equity ($)	Total ($)
Keith. O. Rattie	127,179	3,766,667	7,682,461	11,449,128	2,166,667	7,682,461	9,849,128
Charles B. Stanley	98,814	2,868,667	6,808,900	9,677,567	1,628,667	6,808,900	8,437,567

21        QUESTAR 2008 PROXY STATEMENT

Payments to Executives without Employment Contracts

Messrs. Parks, Allred and Bradley do not have employment contracts. Therefore, any payments due to them under the scenarios shown in this table would be calculated pursuant to the plans detailed in the Compensation Discussion and Analysis, the compensation tables and the terms of equity agreements described above. Additionally, because Messrs. Parks and Allred began working for the Company prior to 1997, they, like all employees who began their employment with the Company before 1997 and have remained employed by the Company on a full-time basis since that time, are eligible for post-retirement medical benefits.

Messrs. Parks and Allred are eligible to take early retirement under the terms of the Pension Plan. Both will receive a benefit under the Pension Plan and the SERP. Early retirement is defined as age 55 with at least ten years of credited service. As of December 31, 2007, Mr. Parks was age 56 with 33.76 years of credited service and Mr. Allred was age 57 with 30 years of credited service. Mr. Bradley was age 56 with 3 years of service.

For termination due to retirement, death or disability, participants (or their beneficiaries) receive a prorated AMIP or AMIP II award at the end of the fiscal year based on the length of service during the fiscal year when compared to the entire period. Under the terms of LTCIP, individuals also receive a prorated award at the end of the performance period based on the length of service during the performance period when compared to the entire period.

Pursuant to the terms of the equity grants under Questar’s Long-term Stock Incentive Plan, when Messrs. Allred, Bradley and Parks retire, they will receive accelerated vesting on all restricted stock granted prior to 2006. Grants dated 2006 and later do not automatically provide for accelerated vesting at retirement. However, the Committee may elect to amend the awards.

Potential Payments Upon Termination Due to Retirement, Death, Disability

	Termination Due to Retirement			Termination Due to Death or Disability
Name	Non-Equity Incentive Plan Payments[1]	Accelerated Equity	Total	Non-Equity Incentive Plan Payments[1]	Accelerated Equity	Total
	($)	($)	($)	($)	($)	($)

Stephen E. Parks	476,895	378,592	855,487	476,895	919,592	1,396,487
Alan K. Allred	472,020	447,082	919,102	472,020	988,082	1,460,102
R. Allan Bradley[2]				318,000	2,006,511	2,324,511

1Non-Equity Incentive Plan values are the same values shown on the Summary Compensation Table.

2Mr. Bradley is not yet eligible to retire. Therefore, he would not receive non-equity incentive plan payments, nor would any unvested equity vest on an accelerated basis due to a retirement,

QUESTAR 2008 PROXY STATEMENT        22

Potential Payments upon Termination Following a Change in Control: Executive Severance Compensation Plan

Under the Executive Severance Compensation Plan, participants receive certain severance benefits upon termination following a change in control, if such termination is involuntary (except if due to cause, death or disability) or the participant voluntarily has terminated his or her employment for “good reason.” The severance benefits include a cash payment equal to twice the sum of their annual base salary and bonuses (including the target bonus under LTCIP for the single performance period beginning the year of termination), as well as pro-rated payments under the annual bonus plans and LTCIP. They also receive a payment representing the difference between the net present value of their benefit under the Pension Plan and SERP calculated at the time of their termination, adding two additional years of credited service. Any other payments and benefits provided under the provisions of other plans due to a change in control would be triggered, i.e. unvested equity would vest under the terms of LTSIP and participants would receive any deferred compensation to which they are entitled under the terms of the Wrap Plan and SERP. Additionally, these named executives would be entitled to medical and dental insurance coverage under current employee terms for six months after the date of termination. The Plan includes a gross-up tax provision to make executives whole for the impact of excise taxes under Section 280(g) of the Internal Revenue Code. All severance payments are subject to Section 409A of the Internal Revenue Code.

Under the Plan, a “change in control” includes any event required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 25% or more of the Company’s outstanding shares of common stock.

If there had been a termination due to a change in control on December 31, 2007, which triggered the severance benefits, the following additional1 amounts would have been paid to the named executive officers, which include the tax gross-up: Mr. Rattie: $19,214,309; Mr. Parks: $2,236,934; Mr. Stanley: $14,749,352; Mr. Allred: $2,066,162; and Mr. Bradley: $5,180,1292.

1 These amounts are in addition to payments and benefits received by the named executive if termination did not follow a Change in Control (excluding termination due to death or disability); provided that Mr. Stanley’s employment contract limits his payment to the higher of any amount payable under the Executive Severance Plan or under his employment contract in the event of a change in control, but not both,

2 Mr. Bradley’s amount includes the whole present value of his accrued benefit under the Pension Plan and SERP as of December 31, 2007, with an additional two years of credited service, which additional two years would give him a vested benefit. The Pension Plan and SERP amounts for all other named officers include only the incremental present value of providing an additional two years of credited service to their Pension Plan and SERP benefit.

DIRECTOR COMPENSATION

In 2007, non-employee directors were compensated as follows in quarterly installments:

Annual Retainer:	$50,000

Committee Retainers:

Chair, Finance and Audit, Management Performance and Executive Committees:	$15,000

Chair, Governance/Nominating

Committee:	$10,000

Committee Membership

Finance and Audit Committee:	$7,500

Other Committees:	$5,000

Board Meeting Fee:	$2,000 per Board meeting day

Committee Meeting Fee:	$900 ($1,100 for Chairman)

Telephone Attendance:	$900 (Board Meeting)

$600 (Committee Meeting – $800 Chairman)

23        QUESTAR 2008 PROXY STATEMENT

Directors may receive their fees in cash or they may defer receipt of those fees and have them credited with interest as if invested in long-term certificates of deposit or be accounted for with “phantom shares” of the Company’s stock. Directors also received grants of restricted stock. Those directors who defer their fees also defer their restricted stock grants and those grants are accounted for as phantom restricted stock units, meaning that they vest over time like restricted stock. Payments of phantom share balances upon a director’s retirement are made in cash.

Name (a)	Fees Earned or Paid in Cash ($)[1] (b)	Stock Awards ($)[2,3] (c)	Total ($) (h)
Phillips S. Baker, Jr.	78,900	75,424	154,324
Teresa Beck	95,000	80,854	175,854
R. D. Cash	60,350	61,663	122,013
L. Richard Flury	93,400	75,424	168,824
James A. Harmon	89,800	78,731	168,531
Robert E. McKee III	90,100	75,424	165,524
Gary G. Michael	83,600	81,824	165,424
M. W. Scoggins	82,900	71,226	154,126
Harris H. Simmons	85,100	75,424	160,524
Bruce A. Williamson	75,400	54,187	129,587
[1]Some directors deferred this amount as described above.

2On February 13, 2007, all directors received a grant of restricted stock or phantom restricted stock. The grant-date fair value, (calculated in accordance with SFAS 123R for the restricted stock) was $76,892.

[3]Directors had the following aggregate options and unvested stock awards or phantom shares as of December 31, 2007:
Name	Number of Vested Option Shares*	Number of Restricted Shares	Number of Vested Phantom Shares	Number of Unvested Phantom Shares
Phillips S. Baker, Jr.	0	5,338	0	0
Teresa Beck	52,400	866	734	4,988
R. D. Cash	484,790	5,338	0	0
L. Richard Flury	14,000	0	2,334	5,338
James A. Harmon	26,800	4,722	1,734	866
Gary G. Michael	0	0	2,868	6,054
Robert E. McKee III	14,000	866	600	4,472
M. W. Scoggins	0	0	600	4,472
Harris H. Simmons	87,600	0	2,334	5,338
Bruce A. Williamson	0	0	0	2,622
*None of the directors has unvested options.

QUESTAR 2008 PROXY STATEMENT        24

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with Management and have recommended its inclusion in the Company’s Annual Report on Form 10-K and in this proxy statement.

Management Performance Committee:

L. Richard Flury, Chairman

James A. Harmon

Robert E. McKee III

Gary G. Michael

M. W. Scoggins

AUDIT COMMITTEE REPORT

Our Committee, which is officially known as the Finance and Audit Committee, originally adopted a Statement of Responsibilities in May of 1997. It has been revised several times since then, most recently in 2007.

Our Committee members are appointed each year by the Board of Directors to review the Company’s financial matters. The Board has determined that each member of our Committee meets the independence requirements set by the New York Stock Exchange and is financially literate. The Board has also determined that Messrs. Baker, Harmon, Simmons and Williamson and Ms. Beck are financial experts as defined by the Securities and Exchange Commission under rules adopted pursuant to the Sarbanes-Oxley Act of 2002. No member of the Committee serves as a member of the audit committees of more than three public companies.

We reviewed and discussed with the Company’s officers the audited financial statements for the year ended December 31, 2007. We discussed with Ernst & Young, LLP, the Company’s independent auditing firm, the matters required by Statement on Auditing Standards No. 61. We have also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Statement No. 1, and we have discussed with representatives of Ernst & Young its independence from the Company. We have also discussed with the Company’s officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate.

We have adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services and authorizing the Company to execute letter agreements setting forth such fees. Our approval is required for any services to be performed by Ernst & Young that are not specified in the letter agreements. We have delegated pre-approval authority to our Chair, but any exercises of such authority are reported to us at our next meeting.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Finance and Audit Committee:

Teresa Beck, Chair

Phillips S. Baker, Jr.

James A. Harmon

Robert E. McKee III

M. W. Scoggins

Harris H. Simmons

Bruce A. Williamson

25        QUESTAR 2008 PROXY STATEMENT

INDEPENDENT AUDITORS

Ernst & Young LLP billed the Company for services as follows. The fees listed are aggregate fees for services performed for each year regardless of when the fee was actually billed. Estimates included in the 2007 Audit Fees include:

	2007	2006

Audit Fees:[1]	$1,217,900	$1,392,407

Audit-related Fees:	95,000	90,000

Tax Fees:[2]	10,113	11,453

All Other Fees:	295,455	-
Total	$1,618,468	$1,493,860

1Ernst & Young estimates in 2007 Audit Fees:

FERC Form 2 fees	65,000

Financial audit fees	170,200

22006 Tax Fees were adjusted to reflect $2,908 for review of the 2005 tax return.

Audit fees, including expenses, relate to Ernst & Young’s fiscal-year audit and interim reviews of the annual financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings and other services such as consents and assistance with and reviews of documents filed with the Securities and Exchange Commission. Audit fees include charges related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-related fees are billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, consultations concerning Generally Accepted Accounting Principles, and evaluations of the impact of new requirements mandated by Congress, the Securities and Exchange Commission, and the Financial Accounting Standards Board. These fees also include audits of the Company’s employee-benefit plans.

Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, and tax planning. We have concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

ITEM NO. 2 – RATIFICATION OF AUDITOR

The Board of Directors, upon the recommendation of its Finance & Audit Committee, has affirmed the selection of Ernst & Young, LLP to serve as the Company’s independent registered public accounting firm for 2008. We are asking shareholders to ratify the selection of Ernst & Young. Although ratification is not required by the Company’s By-laws or otherwise, the Board is submitting the selection of Ernst & Young for ratification because we value shareholder views on the Company’s independent registered public accounting firm. In the event that shareholders fail to ratify the selection, the Board of Directors and the Finance and Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Finance and Audit Committee in its discretion may select a different independent registered public accounting firm, subject to approval by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Representatives of Ernst & Young will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

QUESTAR 2008 PROXY STATEMENT        26

ITEM NO. 3 – SHAREHOLDER PROPOSAL

Mr. Gerald Armstrong, 820 Sixteenth Street, No. 702, Denver, Colorado, 80202, holder of 327.622 shares of Questar stock, has advised the Company that he intends to present the following proposal at the Annual Meeting.

RESOLUTION

That the shareholder of QUESTAR CORPORATION requests its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT OF SHAREHOLDER

The proponent of this proposal believes the election of directors is the strongest way that shareholders influence the direction of any corporation. Questar’s board is divided into three classes with each class serving three-year terms. Because of this, shareholders may only vote for one-third of the directors each year. This is not in our best interests as it reduces accountability and is an unnecessary take-over defense.

MDU Resources Group shareholders removed classified terms in its 2007 annual meeting. Its proxy statement in support of this said: “. . . investors view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies.”

In 2004, Xcel Energy’s shareholders voted overwhelmingly to support a similar amendment to de-classify the terms of its directors.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual director elections) and firm value.

The need to retain experienced directors should be based on competence and performance, not just tenure. Most of all, good performance can be defended and supported as reason for re-election.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree, that shareholders may benefit from greater accountability afforded by the annual election of all directors, please vote “FOR” this proposal.

STATEMENT OF BOARD OF DIRECTORS

The Company’s Board of Directors has considered the proposal set forth above relating to the declassification of the board, and has determined not to oppose the proposal and to make no voting recommendation to shareholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by shareholders. The Board recognizes that board classification is a controversial topic, and believes that there are valid arguments in favor of, and in opposition to, classified boards. The Board wants to use this proposal as an opportunity for shareholders to express their views on this subject without being influenced by any recommendation the Board might make.

27        QUESTAR 2008 PROXY STATEMENT

Supporters of classified boards contend, among other things, that a classified board can promote stability and continuity of leadership, and enhance a board’s ability to respond to certain types of takeover bids by making it more difficult for an unsolicited bidder to gain control of a company. Opponents of classified boards often make arguments such as those set forth above in the proponent’s supporting statement.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition. Such approval would not, by itself, eliminate the classified board. In order to eliminate the classified board, Questar’s Articles of Incorporation require a supermajority vote of 80% of the issued and outstanding capital stock. If shareholders approve the proposal at this year’s Annual Meeting, the Company will present, for a vote of shareholders at next year’s Annual Meeting, an amendment to the Articles of Incorporation that, if approved by supermajority vote, would eliminate the classified board.

If shareholders return a validly executed proxy solicited by the Board of Directors, the shares represented by the proxy will be voted on this proposal in the manner specified by the shareholder. If shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be counted as abstentions. Abstentions are not considered votes cast and accordingly will not have any effect on whether the proposal is approved.

ANNUAL REPORT AND FORM 10-K REPORT

We will promptly send a copy of the Annual Report, Form 10-K (excluding exhibits) or proxy statement to you upon request. Contact Abigail L. Jones at 180 East 100 South, PO Box 45433, Salt Lake City UT 84145, 801-324-5678 to make the request.

SECTION 16(a) COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the SEC, the Company’s directors, certain officers, and persons who own more than 10% of the Company’s stock, are required to file reports of ownership and changes in ownership with the Commission and the NYSE and to furnish the Company with copies of all such reports they file. The Company’s corporate secretary prepares reports for directors and executive officers based on information known and otherwise supplied. Based solely on a review of such information, the Company believes that all filing requirements, other than those referenced below, were satisfied for 2007. On February 20, 2007, the Company filed Form 4s two business days late for the following officers and directors: James A. Harmon, Harris H. Simmons, M.W. Scoggins, Bruce A. Williamson, Gary G. Michael, Robert E. McKee, R.D. Cash, Teresa Beck, Charles B. Stanley, Keith O. Rattie, Thomas C. Jepperson, Alan K. Allred, R. Allan Bradley and Stephen E. Parks. All of these individuals received restricted stock, phantom restricted stock and/or stock options at the Board meeting on February 13, 2007. The Company filed the Form 4s reflecting these transactions late due to an internal oversight.

QUESTAR 2008 PROXY STATEMENT        28

OTHER MATTERS

Pursuant to the Company’s Bylaws, business must be properly brought before an Annual Meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before an Annual Meeting. A shareholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company’s corporate secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s Annual Meeting. The notice must set forth: (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee; (3) the number of shares of the Company’s stock owned by each nominee; (4) a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under SEC rules, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

The Company’s Bylaws also require that any shareholder who is entitled to vote at the Annual Meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials must deliver a written notice of the proposal, by certified mail, to the corporate secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s Annual Meeting. Accordingly, with respect to the 2009 Annual Meeting, such notice must be received no earlier than January 20, 2009, and no later than February 19, 2009. The notice generally must set forth (1) a brief description of the proposal; (2) the shareholder’s name, address, and stock ownership; and (3) any material interest of the shareholder in the proposal.

Any proposal (other than a proposal made pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) and the named proxies will have discretionary authority to vote on the proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any shareholder upon written request to the corporate secretary. The Company’s Corporate Governance Guidelines and Code of Business Ethics and Compliance Policy are available on the Company’s Web site at www.questar.com and in print at a shareholder’s request.

By Order of the
Board of Directors

Abigail L. Jones
Corporate Secretary
Salt Lake City, Utah
April 9, 2008

29        QUESTAR 2008 PROXY STATEMENT

QUESTAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 20, 2008

8:00 a.m., local time

Westin Tabor Center Hotel

1672 Lawrence Street

Denver, Colorado

Questar Corporation 180 East 100 South P. O. Box 45433 Salt Lake City, Utah 84145-0433	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2008.

The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint KEITH O. RATTIE and GARY G. MICHAEL, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Westin Tabor Center Hotel, 1672 Lawrence Street, Denver, Colorado, on Tuesday, May 20, 2008, at 8:00 a.m. local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 9, 2008, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD

PROMPTLY, USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 19, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/str — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 19, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Questar Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò    Please detach here    ò

The Board of Directors recommends a vote FOR the election of directors.
1.	To elect three directors of the Company for three-year terms and one director for a one-year term.

The nominees for three-year terms are: 01 Phillips S. Baker, Jr. 02 L. Richard Flury 03 Bruce A. Williamson	The nominee for a one-year term is: 04 James A. Harmon	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board recommends a vote FOR the ratification of Ernst & Young LLP, its independent auditor.
2.	To ratify the selection of Ernst & Young, LLP as the Company’s Independent Public Accounting Firm for 2008.	☐ For	☐ Against	☐ Abstain
The Board makes no recommendation on this proposal.
3.	Shareholder proposal to declassify the Board of Directors.	☐ For	☐ Against	☐ Abstain
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES. IF NO DIRECTION IS GIVEN ON RATIFICATION AND DECLASSIFICATION, IT WILL BE COUNTED AS AN ABSTENTION.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title. If stock is held jointly, each joint owner should sign. If stock is owned by a corporation, please sign full corporate name by duly authorized officer.